Exhibit 17.1

James S. Dixon
CEO/President/Secretary/Treasurer/Director
Sitesearch Corporation
2600 N. 44th Street Suite 214
Phoenix, AZ 85008

April 20, 2009

To the Board of Directors of Sitesearch Corporation

Effective today, I hereby tender my resignation as Chief Executive Officer, President, Secretary and Treasurer of Sitesearch Corporation. As a co-founder and investor in Sitesearch Corporation, I will retain my position as Director of the company. I am available to provide assistance during this transition.

Regards

/s/ James S. Dixon
James S. Dixon